UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): April 29, 2019

GLOBE PHOTOS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-55370	27-0746744
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6445 South Tenaya Way, B-130

Las Vegas, Nevada 89113

(Address of principal executive offices)

(702) 722-6113

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 29, 2019, the Board of Directors of Globe Photos, Inc., a Delaware corporation (the “Company”), appointed Evan Bedell as the Chief Financial Officer of the Company. Concurrently with the appointment of Mr. Bedell, Shamar Tobias resigned his position as the Company’s Chief Financial Officer.

Mr. Bedell, 56, was previously CEO of View Capital, a business development and capital markets advisory focused on financial technology which he founded in 2008. From 2002-2008, he was co-founder and chief operating officer of Silver Pacific Advisors, a boutique investment bank where he oversaw $2 billion in capital formation and M&A. From 1997-2002, he served as vice president for the investment banking division of Lehman Brothers, executing on more than $9 billion in securities and M&A transactions. Earlier in his career, Mr. Bedell was a global manager at KPMG Consulting, and served as an associate at the commercial real estate services and investment firm, CBRE Group. He received his Master of Business Administration from the UCLA Anderson School of Management and Bachelor of Arts from the University of California Santa Barbara, and holds a Chartered Financial Analyst (CFA) designation.

There is no arrangement or understanding between Mr. Bedell and any other person pursuant to which he was selected as an executive officer. There are no family relationships between Mr. Bedell and any of the Company’s directors, executive officers or persons nominated or chosen by the Company to become a director or executive officer and the Company has not entered into any transactions with Mr. Bedell that are reportable pursuant to Item 404(a) of Regulation S-K.

In connection with the commencement of Mr. Bedell’s employment as the Company’s Chief Financial Officer, Mr. Bedell and the Company entered into an Executive Employment Agreement, effective as of April 29, 2019 (the “Employment Agreement”). Mr. Bedell’s compensation will consist of the following components:

•	A base salary at an annualized rate of $225,000;

•	Equity for annual cash bonus awards of 75% to 100% of base salary based on achieving certain revenue targets set at the discretion of the Board of Directors or an appropriate committee thereof;

•	Subject to approval of the Board of Directors or an appropriate committee thereof, Company will issue Mr. Bedell Restricted Stock Units as a sign-on bonus (the “Sign-On Bonus”) in the amount of Five Hundred Thousand (500,000) shares of the Company’s common stock, issued under the Company’s 2018 Incentive Plan (the “Plan”), which shall vest in a series of twelve (12) successive equal monthly installments commencing on the effective date of the Employment Agreement; and

•	Subject to approval of the Board of Directors or an appropriate committee thereof, Company will issue a stock option grant of up to 20,000,000 shares, issued under the Plan, with (i) 10,000,000 of the shares vesting monthly over a four year period which accelerate and vest upon a Change of Control and (ii) the remaining 10,000,000 shares vesting according to certain revenue targets as provided in the Employment Agreement.

In addition, Mr. Bedell will have severance benefits in the form of salary continuation and health benefits for a period of six months post-termination and vesting of six months of additional options as a result of termination without Cause or for Good Reason. A copy of Mr. Bedell’s executive employment agreement is attached hereto as Exhibit 10.1.

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Item 7.01	Regulation FD Disclosure.

On April 30, 2019, the Company announced the appointment of Mr. Bedell as the Company’s Chief Financial Officer. A copy of the press release issued by the Company announcing Mr. Bedell’s appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Exhibit 99.1 contains forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed in these forward-looking statements.

The information set forth under Item 7.01 of this Current Report on Form 8-K (“Current Report”), including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section. The information in Item 7.01 of this Current Report, including Exhibit 99.1, shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any incorporation by reference language in any such filing, except as expressly set forth by specific reference in such a filing. This Current Report will not be deemed an admission as to the materiality of any information in this Current Report that is required to be disclosed solely by Regulation FD.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Executive Employment Agreement, dated as of April 29, 2019, by and between Globe Photos, Inc. and Evan Bedell.

99.1	Press Release of Globe Photos, Inc., dated April 30, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBE PHOTOS, INC.

Dated: April 30, 2019	By: /s/ Stuart Scheinman
Stuart Scheinman
Chief Executive Officer

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